[LETTERHEAD OF JONES, JENSEN & COMPANY]


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------



January 27, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Sierra Holdings Group, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-23995, to be filed on or about January 29, 1999, covering the registration and issuance of 750,000 shares of common stock to two individual consultants

Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended October 31, 1998 and 1997, dated November 24, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


/s/ Jones, Jensen & Company

Jones, Jensen & Company
Certified Public Accountants